THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AND ASSOCIATED RIGHTS). THE OFFER IS MADE SOLELY BY THE OFFER
 TO PURCHASE DATED DECEMBER 27, 1995 AND THE RELATED LETTER OF TRANSMITTAL AND
  IS NOT BEING MADE TO (NOR WILL  TENDERS BE ACCEPTED FROM OR ON BEHALF  OF)
    HOLDERS  OF SHARES RESIDING  IN ANY JURISDICTION IN  WHICH THE MAKING OF
    THE OFFER OR  ACCEPTANCE THEREOF WOULD  NOT BE IN  COMPLIANCE WITH  THE
     LAWS  OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES,
      BLUE SKY OR OTHER LAWS REQUIRE THE  OFFER TO BE MADE BY A  LICENSED
       BROKER  OR DEALER, THE OFFER SHALL BE  DEEMED TO BE MADE ON BEHALF
       OF THE PURCHASER BY  SALOMON BROTHERS INC,  THE DEALER MANAGER  OF
       THE  OFFER,  OR  ONE OR  MORE   REGISTERED  BROKERS  OR DEALERS
                 LICENSED UNDER THE LAWS OF SUCH JURISDICTIONS.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                       (INCLUDING THE ASSOCIATED RIGHTS)

                                       OF

                                  CIMCO, INC.

                                       BY

                                 HANWEST, INC.
                           A WHOLLY OWNED SUBSIDIARY

                                       OF

                               M.A. HANNA COMPANY

                                       AT

                              $10.50 NET PER SHARE

    Hanwest, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of M.A. Hanna Company, a Delaware corporation (the "Parent"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share, including the associated Rights (collectively, the "Shares"), of CIMCO, Inc., a Delaware corporation (the "Company"), at $10.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 27, 1995 (the "Offer to Purchase") and in the related Letter of Transmittal (which together constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON THURSDAY, JANUARY 25, 1996, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER AND THE MERGER AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION").

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 19, 1995 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides that, among other things, the Purchaser will make the Offer and that, following the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with relevant provisions of the Delaware General Corporation Law ("DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or by the Parent or any wholly owned subsidiary of the Parent and other than Shares held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL) will be cancelled and automatically converted into the right to receive cash without interest in an amount equal to the price per share paid pursuant to the Offer.

    Pursuant to the Company's Certificate of Incorporation and the DGCL, the affirmative vote of holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Concurrently with the execution of the Merger Agreement, the Purchaser entered into an agreement (the "Stockholder Tender Agreement") with Russell T. Gilbert, the President and Chief Executive Officer of the Company (the "Seller Stockholder"), who owns 539,734 Shares (representing approximately 16.6% of the Shares outstanding on December 18, 1995 on a fully diluted basis). Pursuant to the Stockholder Tender
Agreement, the Seller Stockholder has agreed to tender and sell (and not withdraw) all of the Shares owned by such Seller Stockholder pursuant to and in accordance with the terms of the Offer. The Stockholder Tender Agreement also provides that the Purchaser is entitled to receive a fee from the Seller Stockholder, under certain circumstances, in connection with certain subsequent transactions involving the Shares.

    The Offer is subject to certain conditions set forth in the Offer to Purchase. If any such condition is not satisfied, the Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders,
(ii) extend the Offer and, subject to withdrawal rights as set forth below, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

    The Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to National City Bank (the "Depositary"). Any such extension will be followed as promptly as practicable by public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

    For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) (unless, in the case of book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) is utilized) and any other documents required by the Letter of Transmittal or, in case of book-entry transfer, an Agent's Message.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after February 24, 1996 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holders of the Shares if different from the person who tendered the Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has agreed to provide the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                        [GEORGESON & COMPANY INC. LOGO]

                               Wall Street Plaza
                            New York, New York 10005
                            (212) 509-6240 (Collect)
                           (800) 223-2064 (Toll Free)

                             Banks and Brokers call
                                 (212) 440-9800

                      THE DEALER MANAGER FOR THE OFFER IS:

                              SALOMON BROTHERS INC
                            Seven World Trade Center
                            New York, New York 10048
                                 (312) 876-8478
                                 (Call Collect)

December 27, 1995